Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Charter Communications, Inc.:

We consent to the use of our report dated February 26, 2010, with respect to the consolidated balance sheets of Charter Communications, Inc. and subsidiaries as of December 31, 2009 (Successor Company) and 2008 (Predecessor Company), (collectively, the Company) and the related consolidated statements of operations, changes in shareholders’ equity (deficit), and cash flows for the one month ended December 31, 2009 (Successor Company), the eleven months ended November 30, 2009 (Predecessor Company), and for each of the years in the two-year period ended December 31, 2008 (Predecessor Company), and the effectiveness of internal control over financial reporting as of December 31, 2009, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated February 26, 2010, on the consolidated financial statements contains explanatory paragraphs that refer to the adoption of AICPA Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (included in FASB ASC Topic 852, Reorganizations), effective as of November 30, 2009, and Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51 (included in FASB ASC Topic 810, Consolidations), effective January 1, 2009.

/s/ KPMG LLP

St. Louis, Missouri
April 16, 2010